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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934


                               iPrint.com, inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)
                                   462628108
                                 -------------
                                (CUSIP Number)

                                Not applicable.
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)

[_]  Rule 13d-1(c)

[X]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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----------------------------                             --------------------
  CUSIP NO. 462628108                    13G              Page 2 of 6 Pages
                                    -------------
----------------------------                             --------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Royal P. Farros
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          8,660,591
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             81,900
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          8,660,591
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          81,900
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      8,742,491
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      29.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
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------------------------                                    --------------------
  CUSIP NO. 462628108               13G                      Pages 3 of 6 Pages
------------------------        -----------                 --------------------


 Item 1.

        (a)    Name of Issuer:

               iPrint.com, inc.

        (b)    Address of Issuer's Principal Executive Offices:

               1450 Oddstad Drive
               Redwood City, CA  94063

Item 2.

        (a)    Name of Person Filing:

               (1)    Royal P. Farros

        (b)    Address of Principal Business Office or, if none, Residence:

               1450 Oddstad Drive
               Redwood City, CA  94063

        (c)    Citizenship:

               United States of America

        (d)    Title of Class of Securities:

               Common Stock

        (e)    CUSIP Number:  462628108



Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b), or 240.13d-2(b), check whether the person filing is a:

        (a)    [_]   Broker or Dealer registered under section 15 of the Act

        (b)    [_]   Bank as defined in section 3(a)(6) of the Act

        (c)    [_]   Insurance company as defined in section 3(a)(19) of the Act

        (d)    [_]   Investment company registered under section 8 of the
                     Investment Company Act of 1940

        (e)    [_]   Investment adviser in accordance with (S)240.13d-
                     1(b)(1)(ii)(E)
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------------------------                                    --------------------
  CUSIP NO. 462628108               13G                      Pages 4 of 6 Pages
------------------------        -----------                 --------------------


        (f)    [_]   An employee benefit plan or endowment fund in accordance
                     with with (S) 240.13d-1(b)(1)(ii)(F)

        (g)    [_]   Parent Holding Company, in accordance with (S) 240.13d-
                     1(b)(ii)(G) (Note:  See Item 7)

        (h)    [_]   Savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act

        (i)    [_]   Church plan that is excluded from the definition of an
                     investment company under section 3(c)(14) of the Investment
                     Company Act of 1940

        (j)    [_]   Group, in accordance with (S) 240.13d-1(b)(1)(ii)(H)

Item 4.        Ownership

        (a)    Amount Beneficially Owned:

               8,742,491

        (b)    Percent of Class:

               29.1%

               Based on 30,054,097 shares of the Issuer's Common Stock outstanding as of December 31, 2000.

        (c)    Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote:

                      8,660,591 (1)

               (ii)   shared power to vote or to direct the vote:

                      81,900 (1) (2)

               (iii)  sole power to dispose or to direct the disposition of:

                      8,660,591 (1)

               (iv)   shared power to dispose or to direct the disposition of:

                      81,900 (1) (2)
               (1) Includes options to purchase the Issuer's Common Stock which are exercisable within 60 days of December 31, 2000.

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------------------------                                    --------------------
  CUSIP NO. 462628108               13G                      Pages 5 of 6 Pages
------------------------        -----------                 --------------------

               (2) Includes 81,500 shares held by Ms. Laurie K. Farros and 400 shares held by Laurie K. Farros as custodian for a minor child.

Item 5.        Ownership of Five Percent or Less of a Class

               Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

               Not applicable.

Item 8.        Identification and Classification of Members of the Group

               Not applicable.

Item 9.        Notice of Dissolution of the Group

               Not applicable.

Item 10.       Certification

               Not applicable.

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------------------------                                    --------------------
  CUSIP NO. 462628108               13G                      Pages 6 of 6 Pages
------------------------        -----------                 --------------------


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 9, 2001

                                            /s/ Royal P. Farros
                                            ------------------------------------
                                            Royal P. Farros

                                       6